Exhibit 10.16

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made and entered into as of this 3rd day of January 2019 by and between Owens Corning, a Delaware corporation, (the “Company”), and Michael H. Thaman (the “Executive”).

WHEREAS, Executive currently serves as the Company’s Chief Executive Officer (“CEO”) and Chairman of the Company’s Board of Directors (the “Board”);

WHEREAS, Executive desires to retire as the CEO effective as of the adjournment of the 2019 Annual Meeting of Stockholders; and

WHEREAS, the Company’s Board has identified a new CEO and desires Executive to remain as “Executive Chairman” for an additional year or as otherwise determined by the Board, subject to stockholder reelection of Executive as a Director, to facilitate the transition of leadership to the Company’s new CEO.
NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.    Duties and Scope

(a) Position and Duties. Effective as of the adjournment of the 2019 Annual Meeting of Stockholders (the “Transition Date”), Executive will cease serving as the Company’s CEO but will remain the Company’s Chairman of the Board. As of the Transition Date, Executive will serve as Executive Chairman of the Board, reporting to the Board. Executive’s duties will include the duties and responsibilities usually vested in the office of the Executive Chairman of a corporation, together with such other additional duties as may be prescribed from time to time by the Board, and as more fully described in the attached Exhibit A.

(b) Board Membership. Executive has been and will continue to serve as a member of the Board. At the 2019 annual meeting of the Company’s stockholders, the Company intends to again nominate Executive to serve as a member of the Board. Subject to the Board’s fiduciary obligations, the Board has indicated that it will take all reasonable action necessary to ensure that Executive remains Chairman of the Board.

(c) Obligations. As Executive Chairman, Executive will continue to be an employee of the Company, without any break in employment from his prior role as CEO and Chairman, and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s ethics guidelines, conflict of interest policies and Code of Business Conduct. Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld) and as otherwise consistent with the Company’s Corporate Governance Guidelines; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, and maintain all current Board memberships.

2.     Compensation and Benefits

(a) Salary. As of the Transition Date, Executive will receive a salary at an annual rate of $875,000 as compensation for his services as Executive Chairman. Such salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive will not receive additional fees, retainers or other compensation for service as a member of the Board.

Exhibit 10.16

(b) Bonuses. All bonuses earned as CEO through the Transition Date will be paid to Executive consistent with applicable plan documents. Effective as of the Transition Date, Executive will be eligible for a Target annual bonus of 100% of Salary, based on the Committee’s qualitative assessment of the CEO transition.

(c) Equity Grants. So long as Executive continues unbroken service as Executive Chairman, outstanding equity awards shall continue to vest and shall otherwise operate in accordance with their existing terms, including the Company’s standard non-competition, non-solicitation, and claw-back provisions.

(d) Employee Benefits. Executive will be eligible to participate in accordance with the terms of all Company employee health, dental, and other benefit plans, policies, and arrangements that are applicable to other senior executives of the Company, as such plans, policies, and arrangements may exist from time to time.

(e) Post-Service Obligations and Severance Benefits. Executive agrees to comply with his existing non-competition, non-disclosure and non-solicitation obligations (the “Restrictive Covenants”), which will extend through his time as Executive Chairman and for two years thereafter. Pursuant to paragraph 3 of the Key Management Severance Agreement between the Company and the Executive dated February 20, 2006 (the “KMSA”), Executive agrees that his retirement as CEO means he is no longer entitled to any benefits pursuant to the KMSA. In the event Executive is Involuntarily or Constructively terminated by the Board (as defined in the KMSA), Executive’s severance shall consist of any Compensation and Benefits yet unpaid as described in paragraph 2 of this Agreement.

OWENS CORNING          EXECUTIVE

By: /s/ Daniel Smith                 By: /s/ Michael H. Thaman
Daniel Smith      Michael H. Thaman
SVP Organization and Administration

Exhibit 10.16

Exhibit A
Duties and Responsibilities of the Executive Chairman

General Description:
The Executive Chairman leads the Board of Directors in its governance and oversight responsibilities with regard to the Company, collaborates with the Lead Independent Director (“LID”) on Board activity, and advises the Chief Executive Officer

Board Leadership:

▪	Overall, provides leadership to ensure the Board works effectively

▪	Serves as the principal liaison on certain Board-wide issues between directors and management

▪	Develops agendas for Board and Committee meetings, with input from the CEO and the LID; reviews and approves board meeting agendas and schedules

▪	Leads the Board meetings and, together with the CEO and LID, keeps Board members focused on the key objectives at hand

▪	As requested, represents the Board with management and the public, including shareholders, investors and other stakeholders

▪	Collaborates with the Board on CEO onboarding and succession planning, and provides input with respect to the development and evaluation of the CEO

▪	Leads the recruitment of new directors, if requested

▪	Performs such other duties as the Board may determine from time to time

Adviser to CEO:

▪	Transition the responsibilities for the management of the Company to the CEO by facilitating introductions and establishing relationships with customers, investors and other stakeholders

▪	At the request and direction of the CEO, advise the CEO on:

◦	Strategic matters

◦	Organizational and management systems

◦	Development of Board communication materials

◦	The development of Strategic Objectives for Board review

◦	The development of the Talent Review/succession materials for Board review

◦	Any other matter as deemed valuable, and

▪	Be available for next-day in-person meetings as needed for critical, time-sensitive issues